EXHIBIT 99.1
NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS OPERATING RESULTS AND GROWTH IN CUSTOMERS FOR THE
FIRST QUARTER 2011

EDINBURG, VA, (May 5, 2011) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the three months ended March 31, 2011.

First Quarter 2011 Highlights

Highlights for the quarter include:

•	Revenue of $60.4 million, an increase of 45% from first quarter 2010
•	Net income from continuing operations of $3.1 million, compared to $6.6 million in first quarter 2010
•	Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $21.3 million, an increase of $1.4 million from the first quarter of 2010
•	Net PCS additions of 3,016 postpaid customers and 13,287 prepaid customers
•	Cable segment revenue generating units increased 2,438 during the first quarter of 2011, compared to an increase of 2,158 in the first quarter of 2010
•	Postpaid churn was 1.76% compared to 1.85% in fourth quarter 2010 and 1.91% in first quarter 2010. Prepaid churn was 4.50% compared to 4.63% in fourth quarter 2010
•	In April 2011, negotiated a 50 basis point reduction in the base rate margin over LIBOR applicable to the largest component of our long-term debt

May 5, 2011
News Release

President and CEO, Christopher E. French commented, “We are pleased with our continued progress on our strategic growth initiatives.  We had great gains in customers and revenues in both our wireless and cable segments.  This growth again negatively impacted earnings, but is the right investment for the future of our Company.  Another indication of our bright future is the willingness of our lenders to substantially reduce our interest rate.”

Consolidated First Quarter Results

For the quarter ended March 31, 2011, net income from continuing operations was $3.1 million compared to $6.6 million in the first quarter of 2010.  Operating income for the first quarter of 2011 was $7.1 million, $4.4 million less than reported for the first quarter of 2010.  Adjusted OIBDA (as defined below) increased to $21.3 million in the first quarter of 2011 from $20.0 million in the first quarter of 2010.  Details of the factors driving these changes are covered in the following Segment discussions.

Wireless Segment

Wireless segment operating income decreased $0.9 million in the first quarter of 2011 compared to the first quarter of 2010.  The decrease was principally due to the $0.9 million net loss from prepaid subscribers, as handset subsidies and other prepaid customer acquisition costs of $2.5 million, prepaid sales and marketing costs of $2.1 million, and $0.8 million in amortization of the prepaid subscriber base asset exceeded net prepaid revenue of $4.5 million during the first quarter.  Postpaid PCS revenues increased $1.2 million net of the increase in the net service fee retained by Sprint Nextel, which increased from 8.8% of net billed revenue to 12.0%, effective June 1, 2010.  The increase in net postpaid PCS revenues and the increases in tower lease and equipment revenues were offset by increases in postpaid handset costs, higher network costs and other sales and marketing expenses.  First quarter adjusted OIBDA was $16.4 million, an increase of $0.1 million from the first quarter of 2010.

May 5, 2011
News Release

The Company continued to experience customer growth in its postpaid wireless markets, adding 3,016 net retail postpaid customers during the first quarter of 2011, compared to the 1,706 net added during the first quarter of 2010.  Gross adds of retail postpaid customers for first quarter 2011 totaled 15,486, up from 14,928 in the first quarter of 2010.  The Company’s postpaid Sprint Nextel wireless customer count at March 31, 2011 was 237,825, a 5.9% increase from March 31, 2010.  The Company’s first quarter postpaid churn was 1.76% compared to 1.91% in first quarter 2010.

During the first quarter, the Company added 13,287 net prepaid subscribers, ending the quarter with 80,243 prepaid subscribers.  Gross additions of prepaid subscribers totaled 23,170 in first quarter 2011, up from 19,199 added in the fourth quarter of 2010.  Prepaid churn was 4.50% for the quarter.

Cable TV Segment

Cable segment operating income declined $3.7 million in the first quarter of 2011 from the 2010 first quarter.  This decline includes the effects of $4.6 million of incremental depreciation and amortization on both the newly acquired assets and the upgrades completed throughout 2010.  The Company acquired cable assets and subscribers in southern West Virginia and southern Virginia on July 30, 2010, and acquired additional cable assets and subscribers in West Virginia and Maryland on December 1, 2010.  Upgrades for the July 2010 acquisition have begun and are expected to continue through 2012.  The 2010 acquisitions contributed $10.1 million of incremental operating revenue in the first quarter of 2011, offset by approximately $15.0 million of incremental operating expenses, including approximately $4.1 million of depreciation on acquired tangible and intangible assets.  All other operating revenues increased by $2.4 million over 2010 first quarter totals, while other operating expenses increased approximately $1.2 million over 2010 first quarter totals.  Adjusted OIBDA for first quarter 2011 was income of $0.1 million, compared to a loss of $0.9 million in the first quarter of 2010.

May 5, 2011
News Release

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 130,700 at the end of the first quarter of 2011, an increase of 2,438 compared to an increase of 2,158 in the first quarter of 2010.

Wireline Segment

Wireline segment operating income increased $0.3 million in 2011 first quarter compared to 2010.  Adjusted OIBDA for the wireline segment for first quarter 2011 was $5.8 million, an increase of $0.4 million from the comparable 2010 period.  Wireline segment DSL customers grew by 1,676 or 16.0% from the year ago period.  Access lines at March 31, 2011, were 23,638, a decrease of 603 from March 31, 2010.

Other Information

Capital expenditures were $16.1 million in the first quarter of 2011, up from $9.6 million in the comparable 2010 period.  Capital expenditures in 2011 related primarily to upgrading the acquired cable networks while spending in 2010 included spending to complete the expansion of our PCS network coverage and footprint in addition to spending on upgrades to the cable network acquired in 2008.

Cash and cash equivalents as of March 31, 2011 were $26.6 million, down from $27.5 million at December 31, 2010.  Total outstanding debt at March 31, 2011 totaled $192.1 million, down from $195.1 million at December 31, 2010.  Over the next twelve months, the Company expects to make approximately $16.4 million in scheduled principal repayments.  At March 31, 2011, the debt/equity ratio was 0.99 and debt as a percent of total assets was 41%.  The amount available to the Company through its revolver facility was $30 million as of March 31, 2011.  The Company executed an amendment to its credit facilities on April 29, 2011, decreasing the interest rate by 0.5% and increasing the amount of the revolver available to $50 million.

May 5, 2011
News Release

The Company continues to work with potential buyers interested in purchasing its Converged Services operations.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, May 6, 2011.

Teleconference Information:
Friday, May 6, 2011, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast:  www.shentel.com

May 5, 2011
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$26,558	$27,453
Other current assets	38,505	43,347
Investments	8,740	9,090

Property, plant and equipment	504,092	492,173
Less accumulated depreciation and amortization	218,161	212,122
Net property, plant and equipment	285,931	280,051

Intangible assets, net	87,355	90,389
Other assets, net	16,076	16,107
Total assets	$463,165	$466,437

Current liabilities, exclusive of current maturities of long-term debt of $17,180 and $14,823, respectively	$27,425	$30,075
Long-term debt, including current maturities	192,081	195,112
Total other liabilities	50,013	50,945
Total shareholders' equity	193,646	190,305
Total liabilities and shareholders' equity	$463,165	$466,437

May 5, 2011
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2011	2010
Revenues	$60,428	$41,597

Cost of goods and services	26,061	13,972
Selling, general and administrative	13,338	7,780
Depreciation & amortization	13,938	8,327
Operating expenses	53,337	30,079
Operating income	7,091	11,518

Interest expense	(1,819)	(310)
Other income (expense), net	93	21
Income from continuing operations before income taxes	5,365	11,229
Income tax expense	2,305	4,648
Net income from continuing operations	$3,060	$6,581
Earnings (loss) from discontinued operations, net of taxes	(33)	173
Net income	$3,027	$6,754

Net income from continuing operations	$0.13	$0.28
Earnings (loss) from discontinued operations	-	0.01
Net income	$0.13	$0.29

May 5, 2011
News Release

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a “non-GAAP financial measure” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

May 5, 2011
News Release

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

•	it does not reflect capital expenditures;
•	the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

May 5, 2011
News Release

•	it does not reflect costs associated with share-based awards exchanged for employee services;
•	it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and
•	other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2011 and 2010:

(in thousands)	Three Months Ended March 31,
	2011	2010

Adjusted OIBDA	$21,339	$19,987

May 5, 2011
News Release

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended March 31,
	2011	2010

Operating income	$7,091	$11,518
Plus depreciation and amortization	13,938	8,327
OIBDA	21,029	19,845
Plus share based compensation expense	310	142
Adjusted OIBDA	$21,339	$19,987

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

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